Exhibit 99.1

For Further Information: John P. Jordan Executive Vice President & CFO 203.740.5671 jjordan@photronics.com

Photronics Reports First Quarter Fiscal 2024 Results

BROOKFIELD, Conn. February 21, 2024 (GLOBE NEWSWIRE) — Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in photomask technologies and solutions, today reported financial results for its first quarter of fiscal year 2024 ended January 28, 2024.

“First quarter revenue increased year-over-year even though typically lower seasonal demand was weaker than anticipated, especially in the beginning of the quarter. Order rates improved through the quarter, continuing into second quarter.” said Frank Lee, chief executive officer. “High-end IC revenue increased both sequentially and year-over-year, primarily in 22nm and 28nm nodes, as customers continue migration to these nodes for improved performance and optimal cost. High-end FPD also increased over last year’s first quarter, but decreased from the fourth quarter due to typically lower seasonal demand for premium smartphone displays that use AMOLED technology. Operating margin increased year-over-year, but contracted sequentially, resulting from operating leverage in the year-over-year result and the impact of higher operating expenses in the sequential comparison. Cash generation remains strong, further strengthening our balance sheet with ample liquidity for our profitable growth investments. The Photronics team continues their outstanding performance, and with expectations for growth in the second quarter, we are building momentum for another record year in 2024.”

First Quarter Fiscal 2024 Results

•	Revenue was $216.3 million, up 2% year-over-year and down 5% sequentially
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GAAP net income attributable to Photronics, Inc. shareholders was $26.2 million, or $0.42 per diluted share, compared with $14.0 million, or $0.23 per diluted share in the first quarter 2023 and $44.6 million, or $0.72 per diluted share in the fourth quarter of 2023

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Non-GAAP net income attributable to Photronics, Inc. shareholders was $29.9 million, or $0.48 per diluted share, compared with $24.4 million, or $0.40 per diluted share in the first quarter 2023 and $37.2 million, or $0.60 per diluted share in the fourth quarter of 2023

•	IC revenue was $157.6 million, up 1% year-over-year and down 4% sequentially
•	FPD revenue was $58.7 million, up 8% from the same quarter last year and down 7% sequentially
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Cash generated from operating activities was $41.5 million, and cash invested in organic growth through capital expenditures was $43.3 million; we received $1.1 million in government incentives for investments made

•	Cash balance at the end of the quarter was $508.5 million, with $13.0 million in short-term investments and $23.4 million in debt

Second Quarter Fiscal 2024 Guidance

For the second quarter of fiscal 2024, Photronics expects revenue to be between $226 million and $236 million and non-GAAP net income attributable to Photronics, Inc. shareholders to be between $0.50 and $0.58 per diluted share.

Webcast

A webcast to discuss these results is scheduled for 8:30 a.m. Eastern time on Wednesday, February 21, 2024. The call will be broadcast live and on-demand on the Events and Presentations link on the Photronics website. Analysts and investors who wish to participate in the Q&A portion of the call should click here. It is suggested that participants register fifteen minutes prior to the call's scheduled start time.

About Photronics

Photronics is a leading worldwide manufacturer of integrated circuit (IC) and flat panel display (FPD) photomasks. High precision quartz plates that contain microscopic images of electronic circuits, photomasks are a key element in the IC and FPD manufacturing process. Founded in 1969, Photronics has been a trusted photomask supplier for over 50 years. As of October 31, 2023, the company had approximately 1,885 employees. The company operates 11 strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the company can be accessed at www.photronics.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” regarding our industry, our strategic position, and our financial and operating results. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results, performance or achievements to differ materially. Please refer to the documents we file with the Securities and Exchange Commission. These documents contain and identify important factors that could cause our actual results to differ materially from those contained in these forward-looking statements. These certain factors can be found at www.photronics.com/riskfactors. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We are under no duty to update any of the forward-looking statements after the date of this release to conform these statements to actual results.

Non-GAAP Financial Measures

Non-GAAP Net Income attributable to Photronics, Inc. shareholders and non-GAAP earnings per share, Free Cash Flow, and Net Cash are "non-GAAP financial measures" as such term is defined by the Securities and Exchange Commission, and may differ from similarly named non-GAAP financial measures used by other companies. The attached financial supplement reconciles Photronics, Inc. financial results under GAAP to non-GAAP financial information. We believe these non-GAAP financial measures that exclude certain items are useful for analysts and investors to evaluate our future on-going performance because they enable a more meaningful comparison of our projected performance with our historical results. These non-GAAP metrics are not intended to represent funds available for our discretionary use and are not intended to represent, or be used as a substitute for, gross profit, operating income, net income, cash and cash equivalents, or cash flows from operations, as measured under GAAP. The items excluded from these non-GAAP metrics, but included in the calculation of their closest GAAP equivalent, are significant components of the condensed consolidated balance sheets and statement of cash flows and must be considered in performing a comprehensive assessment of overall financial performance. Please refer to the non-GAAP reconciliations on the following pages.